EXHIBIT 10.1

January 15, 2017

«First_Name» «Last_Name»

«Address1»

«City», «State» «Zip»

Re: Key Employee Retention Bonus

Dear «Nick_Name»:

In recognition of your continuing key role at Azure Midstream Partners LP (“Azure”) and Azure Midstream Energy LLC (“AME” and together with Azure, the “Companies”), you shall be entitled to a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”).  Please refer to Appendix A for certain defined terms used herein.

1.              Retention Bonus.  You shall be entitled to a retention bonus of $«Total_Retention_Award_Amount1» (the “Retention Bonus”), equal to [Retention Bonus Percentage]% of your current base salary.  Subject to the terms and conditions of this Agreement, your Retention Bonus shall be payable pursuant to the schedule described in this Section 1.

Fifty percent (50%) of your Retention Bonus (the “Azure Retention Bonus”) shall be payable to you by Azure as soon as administratively practicable after the execution of this Agreement, subject to the clawback provision in Section 2 of this Agreement.

The remaining fifty percent (50%) of your Retention Bonus (the “AME Retention Bonus”) shall be payable to you by AME in three installments (each, an “Installment Payment”).  Subject to your continued employment at AME on each payment dates, you shall be entitled to an Installment Payment equal to (i) twelve-and-one-half percent (12.5%) of your Retention Bonus on April 1, 2017; (ii) twelve-and-one-half percent (12.5%) of your Retention Bonus on October 1, 2017; and (iii) twenty-five percent (25%) of your Retention Bonus on January 1, 2018 (each such date an “AME Vesting Date”), subject to certain forfeiture provisions as described in Section 3 of this Agreement.

Payment of the Retention Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy.

2.              Clawback of Azure Retention Bonus.  Notwithstanding anything herein to the contrary, if prior to the earlier of (i) twelve (12) months following payment date of the Azure

Retention Bonus; (ii) the confirmation of a plan under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); and (iii) the filing of a conversion of any chapter 11 case commenced by Azure to a case under chapter 7 of the Bankruptcy Code (the earliest thereof, the “Azure Vesting Date”), you voluntarily terminate your employment with Azure or your employment is terminated by Azure for Cause, you agree that you will repay to Azure the total amount of the Azure Retention Bonus within five (5) days after receipt of a written notice from Azure requiring the same.

3.              Forfeiture of Unvested AME Retention Bonus.  Notwithstanding anything herein to the contrary, if prior to the AME Vesting Date, you voluntarily terminate your employment with AME or your employment is terminated by AME for Cause, you shall forfeit all of your rights to payment to any remaining Installment Payments.  For the avoidance of doubt, you shall not be required to repay to AME any previously paid Installment Payments as of such termination date, if any.

4.              Nonforfeiture.  If your employment with Azure is terminated by Azure (i) without Cause or (ii) by reason of Disability or death, in each case, prior to the Azure Vesting Date, your Azure Retention Bonus will no longer be subject to the clawback provision in Section 2 above.  If your employment with AME is terminated by AME (i) without Cause or (ii) by reason of Disability or death, in each case, prior to one or more AME Vesting Dates, you (or your estate or beneficiaries, as applicable) shall remain eligible to receive any scheduled Installment Payment after such termination event on the scheduled payment date, and such Installment Payments will not be subject to the forfeiture provision in Section 3 above.

5.              Severance Reduction.  If your employment with Azure or AME, as applicable, is terminated prior to the one-year anniversary of the payment date of the Azure Retention Bonus, and you are entitled to a severance payment under a severance policy of Azure or AME, as applicable, the amount of such severance payment shall be reduced by the portion of the Retention Bonus already paid as of such termination date and, only if your employment with AME is terminated, that remains payable under Section 4. The terms and conditions of the severance payment (other than as described herein) shall be governed by the applicable severance policy.

6.              Release of Claims.  Your retention of all or any portion of the Azure Retention Bonus on account of a termination of employment by Azure without Cause shall be contingent on your executing and not revoking an agreement, in a standard form provided by Azure, granting a full release of all actual and potential claims you have or may have against Azure or its affiliates, within thirty (30) days after such termination. Your eligibility to receive scheduled Installment Payments of all or any portion of the AME Retention Bonus on account of a termination of employment by AME without Cause shall be contingent on your executing and not revoking an agreement, in a standard form provided by Azure, granting a full release of all actual and potential claims you have or may have against Azure or its affiliates, within thirty (30) days after such termination.

7.              409A.  The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

8.              Assignment.  You may not assign your rights under this Agreement except upon your death.  One or both of the Companies may assign their obligations hereunder to any successor (including any acquirer of substantially all of the assets one or both of the Companies).

9.              Entire Agreement.  This Agreement sets forth the entire understanding of the Companies and you regarding the subject matter hereof.

10.       Supersession of Prior Agreements.  This Agreement supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written (including any prior retention arrangements).

11.       Prior Written Agreement to Modify.  No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Companies.

12.       Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Companies, at 2717 Commercial Center Blvd., Suite E200, Katy, TX 77494 (Attn: Christy Hyett) and (ii) if to you, at your home address as such address may appear on the records of the Companies, or to such other address as such party may hereafter specify in written notice to the other party.

13.       Confidentiality. To the maximum extent permitted by law, you hereby agree to, and cause your affiliates and representatives to agree to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Companies.

14.       Governing Law; WAIVER OF JURY TRIAL.  To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.  The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Dallas County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.       Tax.  Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

16.       Waiver.  Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

17.       Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.       Counterpart Originals.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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To accept this Agreement, please sign where indicated below and return the entire document to Christy Hyett.

Sincerely,

AZURE MIDSTREAM PARTNERS, LP

By: I. J. “Chip” Berthelot
Title: President and CEO

AZURE MIDSTREAM ENERGY LLC

By: I. J. “Chip” Berthelot
Title: President and CEO

ACCEPTED AND AGREED AS OF THE
DATE BELOW:

By:

Date:

APPENDIX A

Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning ascribed to such term in your employment agreement with Azure or AME, as applicable, as in effect on the date hereof, or if you are not subject to an employment agreement or “Cause” is not defined therein, then “Cause” shall mean, (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities with Azure or AME, as applicable; (iii) willful misconduct; (iv) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (v) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of one or both of the Companies; (vi) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations among yourself and Azure or AME, as applicable, or their respective Affiliates; or (vii) your continued failure to comply with a material policy of Azure or AME, as applicable, after receiving notice of failure to comply from the person to whom you report.

“Applicable Compensation Committee” means the Compensation Committee of the Board of Directors of Azure and/or AME, as applicable.

“Disability” means that you are unable, as reasonably determined by the Applicable Compensation Committee, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.